Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

BOK Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00006 per share (1)	Rule 457(c) and Rule 457(h)	1,000,000	$80.04	$80,040,000	$92.70 per $1,000,000	$7,419.71
	Interests in Plan (4)		—	—	—		—
Total Offering Amounts							$7,419.71
Total Fee Offsets							$0.00
Net Fee Due							$7,419.71

(1)	Represents share of common stock that may be purchased in the open market and subsequently issued pursuant to the BOK Financial 401(k) Plan (“the “401(k) Plan”).
(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that may become issuable under the Registrant’s 401(k) Plan or as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based on the average of the high sales price ($81.07) and the low sales price ($79.02) of the Registrant’s common stock as reported on NASDAQ on July 26, 2022.

(4)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Registrant’s 401(k) Plan.